Exhibit 11

                 CITIZENS CORPORATION AND SUBSIDIARIES

            STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

             For the Periods Ended June 30, 1998 and 1997
                 (in millions, except per share data)

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
                                  (Unaudited)            (Unaudited)
                                 Quarter Ended        Six Months Ended
                                    June 30,              June 30,
                                 1998      1997        1998      1997
                                ------    ------      ------    ------

Primary:

  Average shares outstanding      35.3      35.3        35.3      35.3

  Net effect of dilutive
   stock options based on the
   treasury stock method using
   average market price             -         -           -         -
                                ------    ------      ------    ------
                       TOTALS     35.3      35.3        35.3      35.3
                                ======    ======      ======    ======
  Net income available to       $ 10.6    $ 16.6      $ 35.0    $ 45.0
   shareholders                 ======    ======      ======    ======

  Per share amount              $ 0.30    $ 0.47      $ 0.99    $ 1.27



Fully diluted:

  Average shares outstanding      35.3      35.3         35.3      35.3

  Net effect of dilutive
   stock options based on the       -         -            -         -
   treasury stock method using
   average market price
                                ------    ------       ------    ------
                       TOTALS     35.3      35.3         35.3      35.3
                                ======    ======       ======    ======
  Net income available to       $ 10.6    $ 16.6       $ 35.0    $ 45.0
   shareholders                 ======    ======       ======    ======

  Per share amount              $ 0.30    $ 0.47       $ 0.99    $ 1.27



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